Exhibit 99.1

Montpelier Re Reports First Quarter 2013 Financial Results

•                  Fully converted book value per common share of $27.49, up 5.6% from December 31, 2012,

•                  Operating earnings per common share of $1.18, highlighted by a 62% combined ratio.

HAMILTON, Bermuda, April 24, 2013 — Montpelier Re Holdings Ltd. (NYSE: MRH), (“Montpelier” or the “Company”), a leading provider of short-tail reinsurance and other specialty lines, today reported its financial results for the quarter ended March 31, 2013.

Fully converted book value per common share was $27.49, an increase of 5.6% from December 31, 2012, after taking into account common share dividends declared during the quarter.

Net premiums written increased by 3% in the quarter to $226 million. The loss ratio was 32%, which includes $18 million of favorable prior year loss reserve movements, and the combined ratio was 62%.

Net investment income was $16 million, and the total return on the investment portfolio was 0.7%.

Operating income available to the Company’s common shareholders was $1.18 per common share ($66 million), representing a return on common equity of 4.4%. Net income available to the Company’s common shareholders was $1.65 per common share ($92 million). The net impact of realized and unrealized gains from investments and foreign exchange, which is included in net income but is not a component of operating income, was $26 million.

Christopher Harris, President and Chief Executive Officer, said, “We kicked off 2013 with a very successful first quarter. Our strong underwriting results, solid investment performance, and active capital management all contributed to 5.6% growth in fully converted book value per common share.  Both our London and Bermuda underwriting platforms produced strong profitability, and we are well positioned to navigate through a more complex operating environment, maintaining our sharp focus on delivering returns to shareholders.”

During the first quarter of 2013, the Company repurchased a total of 1,494,022 common shares at an average price of $24.60 per share ($37 million). During the second quarter of 2013 to date, the Company has repurchased a further 600,000 shares at an average price of $25.75 ($15 million).

As of March 31, 2013, shareholders’ equity was $1,709 million and total capital was $2,109 million.

Please refer to Montpelier’s March 31, 2013 Financial Supplement for more detailed financial information, which is posted on the Company’s website at www.montpelierre.bm.

Montpelier, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Earnings Conference Call:

The Company will conduct a conference call, including a question and answer period, on Thursday, April 25, 2013, at 8:00 a.m. Eastern Daylight Time.

The presentation will be available via a live audio webcast accessible on the Company’s website at www.montpelierre.bm or by dialing 1-888-317-6016 (US toll free), 1-412-317-6016 (international) or 1-855-669-9657 (Canada toll free). A telephone replay of the conference call will be available through May 9, 2013 by dialing 1-877-344-7529 (toll-free) or 1-412-317-0088 (international) and entering the passcode 10026320.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the United States federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the Securities and Exchange Commission, for specific important factors that could cause actual results to differ materially from those contained in forward- looking statements. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar meaning generally involve forward-looking statements.

Important events and uncertainties that could cause our actual results, future dividends on, or repurchases of, our common shares or preferred shares to differ include, but are not limited to: market conditions affecting the prices of our common shares or preferred shares; the possibility of severe or unanticipated losses from natural or man-made catastrophes, including those that may result from changes in climate conditions, including, but not limited to, global temperatures and expected sea levels; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to effectively execute the business plans of the Company, its subsidiaries and any new ventures it may enter into; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty insurance and reinsurance lines of business and in specific areas of the casualty reinsurance market and our ability to capitalize on those opportunities; the sensitivity of our business to financial strength ratings established by independent rating agencies; the inherent uncertainty of our risk management process, which is subject to, among other things, industry loss estimates and estimates generated by modelling techniques; the accuracy of written premium estimates reported by cedants and brokers on pro-rata contracts and certain excess-of-loss contracts where a deposit or minimum premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic and financial market conditions; changes in and the impact of governmental legislation or regulation, including changes in tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in our industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; rating agency policies and practices; unexpected developments concerning the small number of insurance and reinsurance brokers upon whom we rely for a large portion of revenues; our dependence as a holding company upon dividends or distributions from our operating subsidiaries; and the impact of foreign currency fluctuations.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contacts:

Montpelier Re Holdings Ltd.

Investors:
William Pollett, +1-441-299-7576
SVP, Chief Corporate Development and Strategy Officer and Treasurer

Media:
Jeannine Menzies, +1-441-299-7570
Corporate Affairs Manager

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share and per share amounts)

unaudited

	March 31,		December 31,
	2013		2012
Assets

Fixed maturity investments, at fair value	$2,491.6		$2,738.6
Equity securities, at fair value	34.2		40.9
Other investments	103.1		138.5
Cash, restricted cash and cash equivalents	611.6		401.4

Total Investments and Cash	3,240.5		3,319.4

Reinsurance recoverable on unpaid losses	86.6		102.7
Reinsurance recoverable on paid losses	4.9		6.7
Insurance and reinsurance premiums receivable	281.4		222.9
Unearned reinsurance premiums ceded	36.1		22.2
Deferred insurance and reinsurance acquisition costs	52.3		48.4
Accrued investment income	17.0		15.2
Unsettled sales of investments	306.9		48.9
Other assets	25.1		23.7

Total Assets	$4,050.8		$3,810.1
Liabilities

Loss and loss adjustment expense reserves	$1,035.3		$1,112.4
Debt	399.1		399.1
Unearned insurance and reinsurance premiums	341.9		270.1
Insurance and reinsurance balances payable	68.9		54.0
Liability for investment securities sold short	126.8		138.8
Unsettled purchases of investments	327.9		148.7
Accounts payable, accrued expenses and other liabilities	42.0		57.6

Total Liabilities	2,341.9		2,180.7

Shareholders’ Equity

Non-cumulative preferred shares	150.0		150.0
Common shares and additional paid-in capital	1,016.1		1,056.1
Common shares held in treasury, at cost	(18.6)		(23.1)
Retained earnings	535.6		449.7
Accumulated other comprehensive loss	(6.8)		(3.3)

Total Shareholders’ Equity available to the Company	1,676.3		1,629.4

Non-controlling interest	32.6		—

Total Shareholders’ Equity	1,708.9		1,629.4

Total Liabilities and Shareholders’ Equity	$4,050.8		$3,810.1

Common and common equivalent shares outstanding:

Common shares outstanding (000s)	54,028	sh	55,270	sh
Common and common equivalent shares outstanding (000s)	55,514		56,596

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in millions of U.S. dollars, except per share amounts)

unaudited

	Three Months Ended
	March 31,
	2013	2012

Underwriting revenues

Gross insurance and reinsurance premiums written	$261.2	$259.7
Ceded reinsurance premiums	(35.2)	(39.7)
Net insurance and reinsurance premiums written	$226.0	$220.0

Gross insurance and reinsurance premiums earned	$180.6	$184.1
Earned reinsurance premiums ceded	(20.9)	(23.6)
Net insurance and reinsurance premiums earned	159.7	160.5

Underwriting expenses

Loss and loss adjustment expenses - current year	(69.0)	(72.7)
Loss and loss adjustment expenses - prior year	18.4	28.7
Insurance and reinsurance acquisition costs	(22.1)	(24.8)
Operating expenses	(20.4)	(20.1)
Incentive compensation expenses	(6.5)	(5.6)

Underwriting income	60.1	66.0

Net investment income	16.4	17.6
Other revenue	—	0.5
Net realized and unrealized investment gains (losses)	(0.7)	32.4
Net foreign exchange gains (losses)	21.1	(2.6)
Net income from derivative instruments	4.6	1.5
Interest and other financing expenses	(4.7)	(5.0)
Income tax provision	(0.2)	—

Net income	96.6	110.4

Net income attributable to non-controlling interest	(1.2)	—

Net income available to the Company	95.4	110.4

Dividends declared on non-cumulative preferred shares	(3.3)	(3.3)

Net income available to the Company’s common shareholders	$92.1	$107.1

Net income	$96.6	$110.4

Net change in foreign currency translation	(3.5)	0.4

Comprehensive income	93.1	110.8

Net income attributable to non-controlling interest	(1.2)	—

Comprehensive income available to the Company	$91.9	$110.8

Basic and diluted earnings per common share	$1.65	$1.74

Insurance ratios:

Loss and loss adjustment expense ratio:
Current year	43.2%	45.3%
Prior year	-11.5%	-17.9%
Loss and loss adjustment expense ratio	31.7%	27.4%
Acquisition costs ratio	13.9%	15.5%
Operating expense ratio	12.7%	12.5%
Incentive compensation expense ratio	4.1%	3.5%
Combined ratio	62.4%	58.9%

MONTPELIER RE HOLDINGS LTD.

RECONCILIATION OF NET INCOME AVAILABLE TO THE COMPANY’S COMMON SHAREHOLDERS

TO OPERATING INCOME AVAILABLE TO THE COMPANY’S COMMON SHAREHOLDERS (1)

(in millions of U.S. dollars)

unaudited

	Three Months Ended
	March 31,
	2013	2012

Net income available to the Company’s common shareholders	$92.1	$107.1

Add (subtract):
Net realized investment gains	(9.1)	(28.2)
Net unrealized investment losses (gains)	9.8	(4.2)
Net gains from investment-related derivative instruments (2)	(6.8)	(1.7)
Net foreign exchange losses (gains)	(21.1)	2.6
Net losses from foreign exchange-related derivative instruments (2)	1.1	0.1

Operating income available to the Company’s common shareholders	$66.0	$75.7

Operating income per common share	$1.18	$1.23

MONTPELIER RE HOLDINGS LTD.

BOOK VALUE PER COMMON SHARE (1)

unaudited

	March 31,		Dec. 31,		March 31,
	2013		2012		2012
Book value per share numerators (in millions of U.S. dollars):

Shareholders’ equity available to the Company	$1,676.3		$1,629.4		$1,615.1

less: Non-cumulative preferred shares	(150.0)		(150.0)		(150.0)

[A] Fully converted book value per common share numerator	$1,526.3		$1,479.4		$1,465.1

Book value per share denominators (in thousands of common shares):

[B] Common shares outstanding	54,028	sh	55,270	sh	58,923	sh

Restricted share units outstanding	1,486		1,326		1,377

[C] Fully converted book value per common share denominator	55,514	sh	56,596	sh	60,300	sh

Book value per common share [A] / [B]	$28.25		$26.77		$24.86
Fully converted book value per common share [A] / [C]	27.49		26.14		24.30

Change in fully converted book value per common share: (3)

From December 31, 2012	5.6%
From March 31, 2012	15.0%

(1)         These measures constitute “non-GAAP financial measures” as defined in Regulation G and as further described herein.

(2)         Represents the portion of our net income or expense from derivative instruments that constitute investment and foreign exchange gains and losses.

(3)         Computed as the change in fully converted book value per common share after taking into account common dividends declared of $0.115 and $0.44 during the three and twelve month periods ended March 31, 2013, respectively.